EXHIBIT 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

It is the Company’s expectation that its directors, officers, and employees maintain the highest ethical and legal standards in their conduct of Company affairs. This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. Although the legal relationship between the Company and its directors, officers, and employees differs, this Code contains standards that are equally applicable to each group. Accordingly, for convenient reference, the Code uses the term “Associate” to refer to directors, officers, and employees of the Company.

The Code does not cover every issue that may arise, but it sets out basic principles to guide all Associates of the Company. All of our Associates must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

REXHALL INDUSTRIES, INC. WILL NOT TOLERATE ACTION IN VIOLATION OF THIS CODE OF BUSINESS CONDUCT AND ETHICS. Those who violate the standards in this Code will be subject to disciplinary action up to and including discharge. You may also individually face civil and criminal liability in actions brought by the Company, its shareholders, and government authorities.

IF YOU ARE IN DOUBT ABOUT WHETHER CERTAIN BEHAVIOR VIOLATES THE LAW OR COMPANY POLICY, FOLLOW THE GUIDELINES DESCRIBED IN SECTION 14 OF THIS CODE.

1. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All Associates must respect and obey the laws of the cities and states in which we operate. Although not all Associates are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2. CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an Associate takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an Associate, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, Associates and their family members may create conflicts of interest.

Employees of the Company must recognize that their position with the Company must be their primary employment. Any outside employment, investment, or other source of income must be secondary and subordinate to their position with the Company and must not interfere in any way with the performance of their duties as an Associate.

It is almost always a conflict of interest for an Associate to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy. Any relationship or proposed relationship that could be construed as a conflict of interest, such as those discussed briefly above, must be disclosed to your immediate supervisor or consult the procedures in Section 14 of this Code. Any relationship or proposed relationship that could be deemed a conflict of interest may be continued only if approved by the Audit Committee Chairman and the Company Board of Directors.

3. INSIDER TRADING AND USE OF MATERIAL INFORMATION

Associates who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

4. CORPORATE OPPORTUNITIES

Associates are prohibited from personally taking opportunities that are discovered through the use of corporate property, information or position without the consent of the Company’s Board of Directors. No Associate may use corporate property, information, or position for improper personal gain, and no Associate may compete with the Company directly or indirectly. Associates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. COMPETITION AND FAIR DEALING

The Company seeks to outperform its competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present directors, officers, or employees of other companies is prohibited. Each Associate should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and Associates. No Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with our quality processes, safety requirements, and environmental regulations is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing procedures must be done in accordance with all applicable regulations.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Associate, family member of an Associate or agent unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6. DISCRIMINATION AND HARASSMENT

The diversity of the Company’s Associates is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind.

7. HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all Associates by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. SPECIAL ETHICS OBLIGATIONS OF EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. The Company must maintain impeccable standards for the oversight and preparation of its accounting books and records. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. If there is a failure to adhere to proper and accepted accounting standards, the Company and the individual charged with the oversight and preparation duties may be exposed to potential legal claims under securities laws, antitrust laws, import/export laws, taxation laws, and related areas of the law.

Associates who are charged with duties to make any disclosures to the Securities and Exchange Commission (the “SEC”) or to make any other public communications shall make full, fair, accurate, timely, and understandable disclosures in those reports and documents.

Each Associate charged with the duty of oversight and/or preparation of the Company’s accounts and accounting records shall comply with accepted standard accounting practices, rules, regulations, and controls at all times. In addition, each Associate charged with the duty of oversight and/or preparation of the Company’s accounts and accounting records shall not use or permit the use of assets of the Company for any unlawful purpose, or permit the undisclosed or unrecorded funds or assets of the Company to be established or maintained for any purpose. Further, no Associate shall make any payment, or cause any payment to be made on behalf of the Company, without adequate supporting documentation or with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult Audit Committee Chairman.

9. TRADE SECRETS AND CONFIDENTIALITY

“Trade secrets and confidential information” refers to information or processes of a confidential, proprietary, or secret nature which is or may be applicable, or related in any way to the present or future business of the Company, the research and development or investigations of the Company, or the business of any customer of the Company. Trade secrets and/or confidential information includes, but is not limited to, this Company’s trade secrets as defined by the Uniform Trade Secrets Act, engineering and manufacturing processes or ideas, formulas, data, inventions, technical and financial know-how, improvements, techniques, marketing plans and strategies, salary and other personnel information, and information concerning the Company’s customers or vendors.

Trade secrets and confidential information are the same as any other assets owned by the Company. Thus, using this information for other reasons besides those authorized by the Company could be deemed theft of trade secrets or other proprietary information. In addition, the disclosure of such information may lead to potential violations of the securities laws or antitrust laws as discussed previously in this Manual and could have serious, negative financial impacts on the Company.

Except as required in the performance of employment duties for the Company, no Associate shall disclose, copy, retain, or use for their own benefit or the benefit of anyone other than the Company, either during or after the termination of that Associate’s employment or other affiliations with the Company, any secret or confidential information, formulae, designs, drawings, programs, specifications, processes, apparatus, research, or other trade secrets without the prior written consent of the Company. Nor shall any Associate disclose information about the Company, its products, financial conditions, or other similar information except in the normal course of that employee’s employment duties.

In the event of the termination of an Associate’s employment or other affiliations with the Company, that Associate must immediately return to the Company all computer storage disks, computer hard storage disks or drives, electromagnetic media, correspondence, memorandums, notes, records, drawings, sketches, plans, or other documents in any way related to the trade secrets and/or confidential information with the Company or the Company’s customers. The Associate must also return to the Company at the time of the Associate’s termination of employment or other affiliation with the Company all other Company information in his/her possession, including, but not limited to, reports, files, memorandums, records, and software; door and file keys; computer access codes; computer disks or instructional manuals; and other physical or personal property which the Associate received, prepared, or helped prepare in connection with his/her employment or affiliation with Company. The Associate may not retain any copies, duplicates, reproductions, or excerpts of any of these materials.

The Company may from time to time implement additional policies, programs, or work requirements for the protection of confidential information, including the use of confidentiality agreements. The terms of any such policies, programs, or agreements are intended to supplement the Company policy stated above.

10. PROTECTION AND PROPER USE OF COMPANY ASSETS

All Associates should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of Associates to protect the Company’s assets includes its trade secrets, confidential information, and other proprietary information (see Section 9). Proprietary information includes intellectual property such as patents, trademarks, and copyrights. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11. PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act and other similar laws prohibit giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Under these laws, it is a crime for any Associate to bribe a foreign official, foreign political party, party official, or any other person knowing that the money will be used to bribe a foreign official, political party, or candidate. These laws have very limited exceptions for payments made to foreign officials to expedite or secure the performance of essentially routine governmental action. These laws also establish federal accounting standards and require that the Company maintain books and other records in a manner that accurately and fairly reflects the Company’s transactions in foreign countries.

It is against Company policy to make any payments to foreign officials, even if asked by an official, in an effort to “expedite” a transaction. Even official-sounding requests may be no more than requests for bribes that, in some countries, are merely the standard method of doing business. Before replying to any request for payment, contact your immediate supervisor or appropriate officer. Also, before making any payment to a foreign official, approval must be granted by the Audit Committee Chairman. The Audit Committee Chairman will direct you as to the procedures that must be followed to legally complete the proposed transaction. These directives must be followed completely.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

12. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code may be made only by the Corporate Governance Committee of the Company’s Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

13. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Associates are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Associates. Associates are expected to cooperate in internal investigations of misconduct.

14. COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being, asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Audit Committee Chairman or call the confidential Employee Hotline (established through MessagePro) at 1-866-519-1883.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. Calls to the Employee Hotline (1-866-519-1883) or written reports may be made anonymously. You may write to the Audit Committee Chairman at 46147 7th Street West, Lancaster, California 93534. The Company does not permit retaliation of any kind against Associates for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

15. CONCERNS ABOUT OUR FINANCIAL STATEMENTS

If you have concerns about the Company’s financial statements or the Company’s accounting practices, internal accounting controls, auditing matters, you may submit your concerns on an anonymous basis by writing to the Audit Committee Chairman or by calling the Employee Hotline 1-866-519-1883.

All letters so addressed will be forwarded, unopened, to the Chairman of the Audit Committee. Members of the Audit Committee are independent, non-management directors of the Company.

All information shall be kept confidential except to the extent required by law.

CONTACT YOUR SUPERVISOR OR THE AUDIT COMMITTEE CHAIRMAN OR CALL THE COMPANY HELP LINE AT 1-866-519-1883 WITH ANY QUESTIONS.